Exhibit 21.1

Subsidiaries of the Registrant

The following entities, and the jurisdiction in which they are organized, are included in the consolidated results of Blackstone Infrastructure Strategies (TE) L.P. as of March 31, 2026.

Name	Jurisdiction of Incorporation or Organization
BXINFRA Feeder (CYM) L.L.C.	Cayman Islands